EXHIBIT 10.48
LOAN AGREEMENT

This Loan Agreement is dated as of November 28, 1994 and entered into among and between MANAGED CARE ADMINISTRATORS, INC., a New York Corporation with offices at 770 Broadway, New York, New York 10003 (the "Borrower") and WELLCARE MANAGEMENT GROUP, INC., a New York Corporation with offices at Park West, Hurley Avenue Extension, P.O. Box 4059, Kingston New York 12401 (the "Guarantor") and FIRST NATIONAL BANK OF THE HUDSON VALLEY, a National Banking Association with offices at Route 55, P.O. Box 340, LaGrangeville, New York 12540 (the "Bank").

NOW THEREFORE, in consideration of One ($1.00) Dollar and other good and valuable consideration by each party to the other paid, the receipt of which is acknowledged, the parties intending to be legally bound mutually agree as follows:

ARTICLE I
BACKGROUND AND DEFINITIONS

A.  BACKGROUND

SECTION 1.01. Factual Background. Borrower applied to Bank for a revolving credit loan and on November 17, 1994, the Bank issued a commitment letter (the "Commitment Letter") relating to revolving credit loans in an aggregate amount of One Million Five Hundred Thousand and 00/00 ($1,500,000.00) Dollars (the "Revolving Credit Loans"),. The loans are required to be guaranteed by WellCare Management Group, Inc., the Guarantor, which was granted a commitment for a term loan up to $1,500,000.00 to refinance the revolving credit loan to be advanced to Borrower.

B.  DEFINITIONS

SECTION 1.02. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

"Agreement" means this Loan Agreement, as amended, supplemented or modified from time to time.

"Borrower" means Managed Care Administrators, Inc., a New York
Corporation with offices at 770 Broadway, Third Floor, New York,
New York 10003.

"Business Day" means any day other than Saturday, Sunday or any other day on which commercial banks in the State of New York are authorized or required to close.

"Commitment" means the Bank's obligation to make Loans to the Borrower pursuant to Article II in the amount referred to therein.

"Debt" means: (1) indebtedness or liability for borrowed money, or for the deferred purchase price of the property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under acceptance facilities; (6) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss and (7) obligations secured by any Lien on the property owned by the Person, whether or not the obligations have been assumed.

"Default" means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Event of Default" means any of the events specified in Section
8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"GAAP" means generally accepted accounting principals.

"Guarantor" means WellCare Management Group, Inc., a New York
Corporation having its principal place of business at Park West, Hurley Avenue Extension, P.O. Box 4059, Kingston New York 12401

"Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, or preferential arrangement, charge or encumbrance or any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable or comparable law of any jurisdiction to evidence any of the foregoing).

"Loan(s)" means the Revolving Credit Loans.
"Loan Documents" means this Agreement, the Note, the Guaranty and any other document or agreement relating to the Loan or necessary or pertinent to any of the transactions contemplated by this Agreement.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

"Prime Rate" means the prime commercial lending rate announced by the Chase Manhattan Bank as in effect from time to time whether or not the Chase Manhattan Bank shall at times lend at lower rates to specific borrowers.

"Revolving Credit Loans" shall have the meaning assigned to such term in Section 2.01.

"Termination Date" means April 1, 1995.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements referred to herein. All financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

ARTICLE II
AMOUNT AND TERMS OF THE LOANS

A.  REVOLVING CREDIT LOANS

SECTION 2.01. Amount. The Bank agrees on terms and conditions hereinafter set forth to make and/or continue loans (the "Revolving Credit Loan") to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate amount any time outstanding not to exceed One Thousand Five Million ($1,500,000.00) Dollars. Within the limits of the Commitment, the Borrower may borrow and prepay pursuant to Section 2.37 and reborrow under this Section 2.01.

SECTION 2.02. Notice and Manner of Borrowing. The Borrower shall give notice (effective upon receipt) of any Revolving Credit Loans under this Agreement, specifying the date and amount thereof. On the date of such Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in Article III, the Bank will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank.

SECTION 2.03. Interest. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at a variable rate per annum equal to the Prime Rate.

SECTION 2.04. Payment of Principal and Interest. Interest on the Revolving Credit Loans shall be paid in immediately available funds on the first day of each month. The aggregate principal amount and interest and late charges outstanding under the Revolving Credit Loans shall be satisfied on or before April 1, 1995, the Termination Date. The aggregate principal amount of Revolving Credit Loans shall be due and payable in full in immediately available funds on the Termination Date.

SECTION 2.05. Revolving Credit Note. All Revolving Credit Loans made by the Bank under this Agreement shall evidenced by, and repaid with interest in accordance with, a certain Revolving Credit Note of the Borrower in the principal amount of One Million Five Hundred Thousand ($1,500,000.00) Dollars dated the date of this Agreement, payable to the Bank and maturing as to principal on the Termination Date. The Bank shall deliver to the Borrower at least once each calendar month a statement of all Revolving Credit Loans made to the Borrower and all payments of principal in respect of such Revolving Credit Loans, which statement shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Revolving Credit Loans; provided, however, that the failure to set forth such transactions with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Credit Note.

SECTION 2.06 Calculation and Effective Date of Interest Rate Changes. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

SECTION 2.07 Prepayments. The Borrower may without penalty prepay the Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid.

SECTION 2.08 Method of Payment. The Borrower shall make each payment under this Agreement and under the Note on the date when due in lawful money of the United States to the Bank in immediately available funds. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge from time to time against any account of the Borrower with the Bank any amount so due. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a Saturday, Sunday or a public holiday, or the equivalent for banks generally under the laws of the State of New York, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

SECTION 2.09 Use of Proceeds. The Revolving Credit Loan proceeds shall be used by the Borrower for ordinary, necessary and recurring operating expenses.

SECTION 2.10 Extension of Revolving Credit Loan. Bank shall be under no obligation to extend the commitment date to make a Revolving Credit Loan beyond the Termination Date; provided, however, that if Bank elects to not to extend its commitment to make a Revolving Credit Loan beyond the original or any extended Termination Date it may do so for up to thirty (30) days in its sole discretion.

ARTICLE III
CONDITIONS PRECEDENT

SECTION 3.01 Condition Precedent to Loans - Documentation. The obligation of the Bank to make the Loans to Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such Loans the Revolving Credit Note and Guarantee, Resolutions to Mortgage and Guaranty and any other loan documents reasonably required in form and substance satisfactory to the Bank and its counsel and payment of the Bank's counsel fees.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower and Guarantor represent and warrant to the Bank as follows:

SECTION 4.01. Incorporation, Good Standing and Due Qualification. The Borrower and Guarantor are corporations duly incorporated, validly existing and in good standing under the laws of the jurisdictions of their incorporation; have the corporate power and authority to own their assets and to transact the business in which they now engage or propose to engage; and are duly qualified as foreign corporations and in good standing under the laws of each other jurisdiction, if any, in which such qualification is required.
SECTION 4.02. Corporate Power and Authority. The execution, delivery and performance by the Borrower and Guarantor of the Loan Documents to which Borrower is a party have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of such corporation(s); (2) contravene such corporation(s)' articles of incorporation or bylaws; (3) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such corporation; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or other agreement, lease or instrument to which such corporation(s) are a party or by which either or their properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such corporation(s) and (6) cause such corporation(s) to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

SECTION 4.03. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents is, or when delivered under this Agreement will be legal, valid and binding obligations of the Borrower and Guarantor, enforceable against the Borrower and Guarantor, in accordance with their respective terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditor's right generally.

SECTION 4.04. Financial Statements. All consolidated and consolidating balance sheets of the Borrower and Guarantor supplied to the Bank, and the related consolidated and consolidating statements of income and retained earnings of the Borrower and Guarantor, and the accompanying footnotes, together with any opinions thereon and all interim financial statements are complete and correct and fairly present the financial condition of the Borrower and the Guarantor as of the dates dated and the results of the operations of the Borrower and the Guarantor for the periods covered by such statements, all in accordance with GAAP consistently applied; and since the date of the latest of such statements, there has been no material adverse change in the condition (financial or otherwise), business or operations of the Borrower or Guarantor. There are no liabilities of the Borrower or Guarantor, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto. No information, exhibit or report furnished by the Borrower or Guarantor to the Bank in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.
SECTION 4.05. Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or the Guarantor are affected by any fire, explosion, accident, strike, lookout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower or the Guarantor.

SECTION 4.06. Other Agreements. Neither the Borrower nor the Guarantor is a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any article of incorporation or corporate restriction which could have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of the Borrower or the Guarantor, or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party. Neither the Borrower nor the Guarantor is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which Borrower or Guarantor is a party.

SECTION 4.07. Litigation. There is no pending or threatened action or proceeding against or affecting the Borrower or the Guarantor before any court, governmental agency or arbitrator which may, in any one case of in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Borrower or the Guarantor or the ability of the Borrower or Guarantor to perform their obligations under the Loan Documents.

SECTION 4.08. No Defaults on Outstanding Judgments or Orders. The Borrower and the Guarantor have satisfied all judgments; an neither the Borrower nor the Guarantor is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

SECTION 4.09. Ownership and Liens. The Borrower and Guarantor have title to, or valid leasehold interests in, all of their properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business.)

SECTION 4.10. Operation of Business. The Borrower and the Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names or rights thereto to conduct their respective business substantially as now conducted and as presently proposed to be conducted; and the Borrower and the Guarantor are not in violation of any valid rights or others with respect to any of the foregoing.

SECTION 4.11. Taxes. The Borrower and the Guarantor have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments and governmental charges and levies shown or determined thereon to be due including interest and penalties.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as any sums due under the Revolving Credit Loans shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower and Guarantor will without any notice or demand from the Bank:

SECTION 5.01. Maintenance of Existence. Preserve and maintain Borrower's and Guarantor's corporate existence and good standing in the jurisdiction of incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

SECTION 5.02. Maintenance of Records. Keep adequate records and books of account in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and Guarantor.

SECTION 5.03. Maintenance of Properties. Maintain, keep and preserve all of their respective properties (tangible and intangible) necessary or useful in the proper conduct of business in good working and condition, ordinary wear and tear excepted.

SECTION 5.04. Conduct of Business. Continue to engage in any efficient and economical manner in a business of the same general type as conducted by them on the date of this Agreement.

SECTION 5.05. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies as are usually carried by companies engaged in the same of a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

SECTION 5.06. Compliance with Laws. Comply and cause in all respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property.

SECTION 5.07. Rights of Inspection. Any reasonable time and from time to time, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and Guarantor and to discuss the affairs, finances and accounts of the Borrower and Guarantor with any of their respective officers and directors and the borrower's independent accountants.

SECTION 5.08. Reporting Requirements. Borrower will furnish to the Bank monthly updates concerning membership and marketing and quarterly and annual reports as soon as available and in any event within sixty (60) days after the end of each of the quarters of each fiscal year of the Borrower. Borrower and Guarantor will furnish 10-K's if applicable and such other information respecting the condition of operations, financial or otherwise, of the Borrower and Guarantor as the Bank may from time to time reasonably request.

ARTICLE VI
NEGATIVE COVENANTS

So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement unless otherwise permitted by the terms hereof, the Borrower will not:

SECTION 6.01. Liens. Create, incur, assume or suffer to exist any Lien or pledge upon or with respect to any of its accounts receivable or other properties, now owned or hereafter acquired, except:

(a) Liens in favor of the Bank;

(b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, which are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(C) Liens imposed by law, such as mechanic's materialmen's, landlords', warehousemen's and carrier's Liens and other similar Liens securing obligations incurred in the ordinary course of business which are not past due for more than fourteen (14) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(d) Liens under workmen's compensation, unemployment insurance, social security or similar legislation;

(e) Liens securing pre-existing obligations disclosed to the Bank in writing in the loan application covering the properties therein described but not the extension of the Lien to other property of the granting of the Lien to secure the extension of the maturity, refunding or modification of such obligation, in whole or in part;

(f) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(g) Easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

(h) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease;
provided that

(1) Any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of business and the Lien on any such property is created contemporaneously with such acquisitions;

(2) Each such Lien shall attach only to the property so acquired and fixed improvements theron;

(3) The purchase money obligation secured by such Lien is specifically permitted by this Agreement or the Bank has consented to such Lien.

SECTION 6.02 Debt. Create, incur, assume or suffer to exist any Debt except:

(a) Debt or the Borrower under this Agreement or the Note;

(b) Debt previously disclosed to the Bank But no renewals, extensions or refinancings thereof;

(C) Debt of the Borrower to Guarantor;

(d) Accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money), neither of which are more than sixty (60) days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings; and

(e) Debt otherwise permitted under the terms of this Agreement.

SECTION 6.03. Mergers and Similar Transactions. Merge or consolidate with or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets or the business of any Person except that the Guarantor may merge into or transfer assets to the Borrower or vice-versa.

SECTION 6.04. Leases. Create, incur, assume or suffer to exist any obligation as lessee for the rental or hire of any real or personal property except: (a) Capital Leases permitted by Section 6.01(h); (b) leases existing on the date of this Agreement, any extensions or renewals thereof and any new leases provided that the aggregate lease payments under such leases do not exceed $50,000.00 per fiscal year of the Borrower; and (C) leases between the Borrower and any Subsidiary or the Guarantor.

SECTION 6.05. Sale and Leaseback. Sell, transfer or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

SECTION 6.06. Dividends. Declare or pay any dividends or purchase, redeem, retire or otherwise acquire for value any of the Borrower's capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purpose, redemption or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any Subsidiary to purchase or otherwise acquire for value any stock of the Borrower, except that (a) the Borrower may declare and deliver dividends and made distributions payable solely in common stock of the Borrower; (b) the Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock; and (C) Borrower may purchase or otherwise acquire shares of its capital stock for the aggregate consideration or not more than $25,000.000 per fiscal year.

SECTION 6.07. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any now owned or hereafter acquired assets, except: (a) inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in conduct of its business.

SECTION 6.08. Investments. Make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to or otherwise invest in or acquire any interest in any Person except: (a) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (b) commercial paper or a domestic issuer rated at least "A-1" by Standard & Poor's Corporation of "P-1" by Moody's Investors Services, Inc.; (C) certificates of deposit with maturities of one year or less from the date of acquisition issued by a federally insured commercial bank or savings and loan institution and (d) for stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or Guarantor.

SECTION 6.09. Guaranties and Similar Obligations. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services, or to supply to advance any funds, assets, goods or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

SECTION 6.10. Transaction with Affiliate. Enter into any transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service with any Affiliate to enter into any transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service with any service with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than available in a comparable arm's length transaction with a Person not an Affiliate.

ARTICLE VII
FINANCIAL COVENANTS

SECTION 7.01. Debt Ratios. So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Guarantor will maintain at all times the following ratios determined on a consolidated basis and in accord with GAAP:

(a) Liquidity: The Guarantor will maintain a current ratio of total current assets and total current liabilities of not less than 1.40 to 1.

(b) Profitability. The Guarantor will maintain a debt coverage ratio of net income plus depreciation and interest to Current
Portion of Long Term Debt (CPLTD) including interest of not less than 1.25 to 1.

(C) Tangible Net Worth. The Guarantor will maintain at all times a ratio of total current and long-term liabilities of not greater than 1.40 to 1.

SECTION 7.02. Guarantor Debt Limitations. The Guarantor will neither assume or suffer to exist any debt which is in excess of the following maximums without first obtaining the consent of the Bank.

(a) Maximum unsecured lending institution Debt shall be $12,000,000.00.

(b) The Maximum Off Balance Sheet Financing by Guaranties of Debt of Person(s) dependent on Guarantor for more than 80% of their total revenue stream (whether from capitation, fee-for-service or other revenue sources of any kind or nature) shall be $10,000,000.00.

SECTION 7.03. 10-K. For purposes of establishing compliance with the above ratios and Guarantor Debt Limitations, the Guarantor's quarterly 10-K shall be utilized to the maximum extent practical.

SECTION 7.04. Other Limitations on Transfers by Guarantor. Guarantor shall not sell, lease, assign, transfer or otherwise dispose of any now owned or hereafter acquired assets, except: (a) inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in conduct of its business (except that Guarantor may sell, lease, assign, or otherwise transfer its assets which in the aggregate do not constitute more than ten (10%) percent of its consolidated assets.)

SECTION 7.05. Banking Relationships. So long as the Note shall remain unpaid or the Borrower shall have any commitment under this Agreement, Borrower and Guarantor shall maintain deposit relationships with the Bank.